Exhibit 10.3

August 10th, 1989

Marilyn Olson

Edmonton, Alberta
T6H 4J1

Dear Marilyn:

        We are pleased to offer you the position of Manager, Regulatory Affairs in the In Vivo Diagnostics and Radiotherapy Group of Biomira Inc., commencing October 2nd, 1989. As a member of this group, you will be reporting directly to me.

        We are prepared to offer you a starting salary of $47,000.00 per annum, with a six (6) month review. Sun Life benefits are paid by Biomira, with the exception of Long Term Disability which will be approximately a $10.00 deduction off your monthly paycheque. The Sun Life benefits are explained in the attached booklet. In addition, subject to Board and Stock-exchange approval, we will provide you with an option to purchase up to 10,000 common shares of the company exercisable over 3 years at a price equal to the closing price on the Toronto Stock Exchange at the day of acceptance of your offer of employment.

        Also, Biomira's vacation policy states that you are eligible for three weeks of paid vacation per year.

        Finally, I think we have put together an extremely competent and industrious team at Biomira and I am excited about the prospects for our future success. To protect the interests of this group and the company's proprietary interests, all of Biomira's employees are required to sign a confidentiality agreement as a condition of employment.

Hoping to hear from you soon, I remain

Sincerely,

BIOMIRA INC.

/s/ A.A. Noujaim, Ph.D. A.A. Noujaim, Ph.D. Vice President

:bb
Encl.
cc:	Gordon Politeski, President